UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2011 (August 9, 2011)

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA		95035
(Address of Principal Executive Offices)		(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 10, 2011, the Board of Directors (the “Board”) of JDS Uniphase Corporation (the “Company”) approved a form of Indemnification Agreement (the “Indemnification Agreement”) to be entered into with the current and future members of the Board as well as the Company’s Chief Executive Officer. Among other things, the Indemnification Agreement limits the liability of the Company’s directors and officers and provides for indemnification in connection with losses they may incur in connection with or arising out of the performance of their duties. The Indemnification Agreement supersedes any previous agreements between the Company and its directors or Chief Executive Officer with respect to indemnification obligations.

The foregoing summary is qualified in its entirety by the text of the Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.9 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 10, 2011, Casimir Skrzypczak and Richard Liebhaber notified the Company that they will not stand for re-election at the 2011 annual meeting of stockholders. Messrs. Skrzypczak’s and Liebhaber’s current terms on the Board are set to expire at the 2011 annual meeting. Their retirement is not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices, nor did either of them furnish the Company with a letter describing any disagreement or requesting that any matter be disclosed.

In connection with the resignation of Messrs. Skrzypczak and Liebhaber, the Board reclassified Penelope Herscher and Masood Jabbar as Class III directors, effective November 16, 2011 (the “Annual Meeting Date”). As Class III directors, Ms. Herscher’s and Mr. Jabbar’s terms will expire at the 2011 annual meeting.

(e) On August 10, 2011, the Board approved an increase in the target incentive opportunity for Thomas Waechter, the Company’s President and Chief Executive Officer, under the Company’s Variable Pay Plan (the “VPP”) from 100% of his base salary to 120% of his base salary. The increased rate will apply to the awards Mr. Waechter receives under the VPP during fiscal year 2012.

On August 9, 2011, the Compensation Committee of the Board approved an amendment to the Company’s 2008 Change of Control Benefits Plan (the “Plan”), which provides certain severance and other benefits to eligible executives whose employment is terminated as a result of or following a change of control of the Company. The amendment extends the term of the Plan until December 31, 2014 and clarifies that, in the event benefits become payable under the Plan, any outstanding performance-based equity awards will be subject to accelerated vesting at 100% of target, and otherwise consistent with the current terms of the Plan.

The foregoing is a summary description of the material terms of the amendment to the Plan and is qualified in its entirety by the text of the Plan, a copy of which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

On August 9 and 10, 2011, the Compensation Committee and the Board approved the performance-based vesting metric applicable to the Company’s performance-based restricted stock unit (“RSU”) awards for senior executives, including our named executive officers, for fiscal year 2012 (the “Performance-Based RSUs ”). The number of Performance-Based RSUs that vest will be based on the Company’s total stockholder return (“TSR”) relative to the performance of those companies in the NASDAQ Telecommunications Index (the “NASDAQ Telecom Index”). The NASDAQ Telecom Index is comprised of approximately 150 companies classified as telecommunications or telecommunications equipment suppliers listed on The NASDAQ Stock Market. TSR for the Company and the NASDAQ Telecom Index will be measured over a three year performance period covering fiscal years 2012 through 2014, with one year (fiscal 2012), two year (fiscal 2012 and 2013), and three year (fiscal 2012, 2013 and 2014) TSR measurement periods. The TSR for each measurement period will be calculated using a 60-day trailing average of the closing stock prices of the NASDAQ Telecom Index and the Company for the period of July 15 to September 15 of each year as compared to the 60-day trailing average of the closing stock prices of the NASDAQ Telecom Index and the Company for the period of July 15, 2011 to September 15, 2011. Consistent with the Company’s practice of granting equity awards on the 15th day of the month following approval of such awards, the Performance-Based RSUs were granted on August 15, 2011.

The Performance-Based RSU award for each participating executive will be divided into three equal tranches, with one tranche assigned to each measurement period. The actual number of shares that vest will be determined by the Compensation Committee based on the relative TSR for each measurement period and will range from 0% to 150% of the target amount. In order to vest in 100% of the target number of Performance-Based RSUs, the Company’s TSR must be at the 50th percentile of the TSR of the NASDAQ Telecom Index for each measurement period. The 50th percentile was chosen because it requires the Company to perform at least as well as the majority of companies in the NASDAQ Telecom Index. If the Company’s TSR is above the 50th percentile, the number of shares that vest will increase above the target number by 2% for each percentile above, and if the Company’s TSR is below the 50th percentile, the number of shares that vest will decrease below the target number by 2% for each percentile below; provided that no shares will vest if the Company’s performance is below the 25th percentile.

Subject to certain exceptions described in the Performance-Based RSU award agreement, recipients of the Performance-Based RSUs must be employed by the Company in order for the Performance-Based RSUs to vest. In the event of a change of control of the Company (as defined in the Performance-Based RSU award agreement), prior to the expiration of the three-year performance period, unvested tranches of the Performance-Based RSU awards will be converted to time-based RSUs vesting on the anniversary of the grant date applicable to the measurement period against which such tranche was previously measured.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On August 10, 2011, the Board approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaw Amendment”) to (i) decrease the number of directors from nine (9) to seven (7), effective as of the Annual Meeting Date, and (ii) to clarify the types of derivative instruments and other economic interests that must be disclosed by a stockholder who submits a nomination or proposal for consideration at the Company’s annual meeting.

The above description is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Bylaws, which are attached hereto as Exhibit 3.5 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.5	Amended and Restated Bylaws of JDS Uniphase Corporation, effective as of August 10, 2011.

10.8	Amended and Restated 2008 Change of Control Benefits Plan

10.9	Form of Indemnification Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

	By:	/s/ Andrew Pollack
Andrew Pollack Vice President, General Counsel and Secretary

August 15, 2011